UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 18, 2008
CEPHEID
(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
904 Caribbean Drive, Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)
(408) 541-4191

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
2008 Key Employee Incentive Plan
     On February 18, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cepheid approved a cash incentive bonus plan for Cepheid’s executives (the “Plan”) for the 2008 fiscal year. Pursuant to the Plan, if Cepheid achieves at least 80% of a corporate objective related to operating earnings/loss (the “Financial Objective”), Cepheid will fund a bonus pool, with specific awards based on the level of achievement of the Financial Objective and the achievement of three corporate strategic objectives.
     If Cepheid achieves less than 80% of the Financial Objective, no amounts will be paid under the bonus program. If Cepheid achieves 80% of the Financial Objective, the bonus pool will be funded at the 50% level. The bonus pool will be funded at ratably increasing levels, according to the level of achievement of the Financial Objective, up to a maximum of 125% of the target amount if Cepheid achieves 120% or more of the Financial Objective. If the pool is funded, each of Cepheid’s named executive officers will then receive a bonus based 70% upon the level of achievement of the Financial Objective, 10% based upon achievement of an objective based upon the gross margin realized on the sale of Cepheid’s products, 10% on the release of certain diagnostic tests during 2008 and 10% upon the initial shipment of a new diagnostic instrument system prior to year-end.
     For 2008, the Compensation Committee set target bonus levels at 50% of 2008 base salary for our Chief Executive Officer, 35% of 2008 base salary for our employees at the Executive Vice President level and for our Senior Vice President, Chief Financial Officer, and 30% of 2008 base salary for our other employees at the Senior Vice President level. The table below shows, for each named executive officer, both the target bonus amount payable at achievement of 100% of the Financial Objective (“Target Bonus”) and the maximum bonus amount payable at achievement of 120% of the Financial Objective (“Maximum Bonus”), in each case assuming that the three additional company-wide objectives have been achieved and that each executive’s salary will remain at current levels at the time the bonuses are calculated.
     Andrew D. Miller, who we recently announced has agreed to join Cepheid as our Senior Vice President, Chief Financial Officer, is guaranteed to receive his 2008 bonus under the Plan at at least the 100% target level, prorated for his period of service during 2008, pursuant to the terms of his Employment Agreement filed as an exhibit to our Current Report on Form 8-K filed with the Commission on February 11, 2008.

Name and Title	Annual Salary	Target Bonus		Maximum Bonus
John L. Bishop, Chief Executive Officer and Director	$450,000	$225,000		$281,250
David H. Persing, Executive Vice President, Chief Medical and Technology Officer, and Director	$365,000	$127,750		$159,688
Humberto Reyes, Executive Vice President, Operations	$300,000	$105,000		$131,250
Robert J. Koska, Senior Vice President, Worldwide Commercial Operations	$260,000	$78,000		$97,500
Andrew D. Miller, Senior Vice President, Chief Financial Officer	$375,000	$92,969	*	$116,211	*

*	Based upon Mr. Miller’s expected employment start date of April 14, 2008.

Amended and Restated Change in Control Agreements
     On February 18, 2008, the Compensation Committee authorized the amendment and restatement of our change of control retention and severance agreements (each, an “Agreement” and, collectively, the “Agreements”) with each of our executive officers and vice presidents (each an “Executive”). Each Agreement is to be in the form attached hereto as Exhibit 99.01.
     The amendment to each Agreement provides that if the Executive is terminated by Cepheid without “cause,” or if the executive resigns following a “diminution of responsibilities,” each as defined in the Agreement, within the twelve-month period following a change of control of the company, the Executive will be entitled to receive 100% of his target incentive cash bonus for the year of termination in addition to benefits previously available under each Agreement prior to the amendment. The amendment also expands the definition of “change of control” therein to include a change in the composition of Cepheid’s Board of Directors following which the majority of directors have been elected as a result of a change of control transaction or a hostile proxy contest. The receipt of benefits under each Agreement is conditioned upon the Executive signing a general release of claims in favor of Cepheid.
     The foregoing is a summary of the Agreements and does not purport to be complete. The foregoing is qualified in its entirety by reference to the form of Agreement, a copy of which is filed as Exhibit 99.01 to this Current Report on Form 8-K.
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (e) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 5.02(e).
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibit.

Exhibit No.	Exhibit Title
99.01	Amended and Restated Form of Change of Control Retention and Severance Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: February 21, 2008	By:	/s/ John L. Bishop
		Name:	John L. Bishop
		Title:	Chief Executive Officer

Exhibit List

Exhibit No.	Exhibit Title
99.01	Amended and Restated Form of Change of Control Retention and Severance Agreement.